Smith Barney Futures Management Inc.
                         390 Greenwich St., 1st Floor
                           New York, New York 10013
                                 212-723-5416
                              Fax: 212-723-8985
January 12, 1998



Chesapeake Capital
500 Forest Avenue
Richmond, Va. 23239

Attention: Mr. John M. Hoade

      Re:    Smith Barney Diversified Futures Fund L.P.
             Smith Barney Diversified Futures Fund L.P. II (Diversified) Smith Barney Diversified Futures Fund L.P. II (F&M)
             Smith Barney Global Markets Futures Fund L.P.

Dear Mr. Hoade:

     We are in receipt of your letter notifying us of your intention to resign as manager of the funds noted above. We understand your position and appreciate your decision.

     We will take the appropriate steps to effect your resignation as of January 31, 1998. Please liquidate all of your positions for these accounts by Friday, January 30, 1998.

     It is our intention that you continue to manage Smith Barney Tidewater Futures Fund L.P. if you so desire. Please advise.

Sincerely,

SMITH BARNEY FUTURES MANAGEMENT INC.



David J. Vogel,
President


DJV/sr